EXHIBIT 99.1

Quadrant4 Systems Corporation Announces Engagement of New Audit Firm and Offers Guidance, Pending Audit, of Performance of FY 2011 and 1st Qtr 2012

ROLLING MEADOWS, IL--(Marketwire -06/19/12)- Quadrant 4 Systems Corporation (QFORE) today announced that it has engaged a new audit firm, Sassetti LLC, to complete the audit of its financial statements for the year ending December 31, 2011. The Company does not anticipate that its financial statements will be subject to any material revision and therefore, in anticipation of publishing audited financials for the Annual Report under Form 10-K, the Company offers the following guidance:

•
We anticipate that the gross revenues will be approximately $30,000,000 for the year ending December 31, 2011 compared to gross revenue of $15,233,596 reported for the year ending December 31, 2010. This increase over the similar previous period was the result of acquisition of our subsidiary, Quadrant 4 Solutions, Inc. and its associated business.

•
We anticipate that the earnings before income taxes, depreciation, and amortization (EBITDA) for the year ending December 31, 2011 will be approximately $4,500,000 compared to EBITDA of $1,449,705 reported for the year ending December 31, 2010. We anticipate that the net loss will be approximately $200,000 for the year ending December 31, 2011 compared to the net loss of $2,252,002 reported for the year ending December 31, 2010.

The Company anticipates filing its Periodic Report for the First Quarter under Form 10-Q immediately after filing its 10-K and resuming its reporting obligations thereafter. In anticipation of publishing financials (unaudited) for the Quarterly Report under Form 10-Q, the Company offers the following guidance:

•	We anticipate that the gross revenues will be approximately $6.8 million for the quarter ending March 31, 2012 with an EBITDA of approximately $700,000

The delay in completion of the audit was related to difficulties in transition planning and scheduling with the audit firm and will be discussed in the Annual and Quarterly Reports. The Company offers this guidance to keep the investment community informed during this delay in completion of its annual report.

Mr. Dhru Desai, CFO and Executive Chairman, commented, "We appreciate the support and patience of the investment community. Our company is on track with regards to its business plan execution. We are very pleased with our overall performance last year and are eager to complete the formal reporting process as soon as possible."

About Quadrant4 Systems Corporation
Quadrant4 Systems Corporation delivers end-to-end information technology solutions to its clients through a unique blend of consulting, software development & maintenance, cloud based products and technology from its global delivery centers. The company currently focuses on Financial Services, Health Care, Retail, Manufacturing and Telecommunication sectors with a broad spectrum of services and technology practices that include ERP, SCM, CRM, e-Commerce, m-Commerce, SFA, Microsoft, Java and Legacy platforms, BI/DW, testing, platform migration, web technologies and others. The company plans to enter the IT enabled and managed services sector and cloud based services through business acquisitions and/or combination opportunities in the near future to further execute its articulated business strategy.

Forward-Looking Statements
This release contains forward-looking statements which are subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipate," "expects," "estimates," and similar expressions) should be considered to be forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act of 1934, as each is amended, for which the Private Securities Litigation Reform Act of 1995 provides a safe harbor. Certain factors (including but not limited to those risk factors identified from time to time in our filings with the Securities and Exchange Commission as well as changes in economic conditions; outcome of negotiations; changes in the Company's access to necessary capital; outcome of litigation; volatility of capital markets; variability and timing of business opportunities; changes in accounting policies and practices; the effects of internal organizational changes; adverse state and federal regulation and legislation; and the occurrence of extraordinary or catastrophic events and terrorist acts; or other unforeseen changes in circumstances) could cause actual results and conditions to differ materially from those projected in such forward-looking statements. We do not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this release is based on information currently available and may not be reliable after this date.

Contact:
Investor Contact
BPC Financial Marketing
John Baldissera
800-368-1217